Exhibit 99.2

This Prospectus is a copy of a registered prospectus which, accompanied by the documents referred to under the paragraph titled “Documents available for inspection” as set out in section 4, paragraph 10 on page 26 of this Prospectus, was filed with the CIPC for registration on or about Wednesday, 30 July 2025 and registered on Friday, 1 August 2025. This Prospectus is issued in terms of the South African Companies Act and the South African Companies Regulations. This Prospectus must be read together with the Circular and the Programme Memoranda, which accompany this Prospectus. [reg 51(4)(a)]

This Prospectus is also issued in terms of section 45 of the IoM Companies Act. This Prospectus has not been approved by or filed with any regulatory authority in the Isle of Man. It is not required for this Prospectus or the Circular or the Programme Memoranda which accompany this Prospectus to be approved by, filed or registered with any governmental or public body, authority or agency in the Isle of Man either on, before or after the date of publication of each such document.

The definitions and interpretations commencing on page 10 of this Prospectus apply mutatis mutandis throughout this Prospectus, including this cover page unless specifically defined otherwise, or the context indicates a contrary intention.

PK Investments Limited

(Incorporated in the Isle of Man)

(Registration number 014469V)

(“PKI”)

PROSPECTUS

This Prospectus is issued for the purpose of providing statutorily required information to MAS Shareholders in relation to PKI and the Consideration Instruments. This Prospectus is issued in connection with PKI’s Voluntary Bid to MAS Shareholders (being PKI’s voluntary offer to MAS Shareholders to acquire all the MAS Shares not already held by it) as set out in detail in the Circular, which is accompanied by this Prospectus and the Programme Memoranda. The consideration for the Voluntary Bid will be settled (subject to the Minimum Cash Acceptance Condition being fulfilled or waived by PKI), at the election of each MAS Shareholder through: (i) the issue of Consideration Instruments (being certain preferred shares to be issued by PKI); (ii) the payment of Cash Consideration; or (iii) a combination of Consideration Instruments and Cash Consideration.

The Voluntary Bid is subject to the terms set out in the Circular, and to understand the terms and conditions of the Voluntary Bid and the Consideration Instruments to be issued thereunder, the Circular should be read in its entirety, together with the Programme Memoranda and this Prospectus which accompanies it.

The offer to MAS Shareholders to subscribe for Consideration Instruments pursuant to the Voluntary Bid constitutes an offer to the public in terms of section 95(1)(h) of the South African Companies Act. This Prospectus is therefore issued in terms of the South African Companies Act and Part C of Chapter 4 of the South African Companies Regulations.

MAS Shareholders are referred to the detail contained in the section headed “Important dates and times” on page 9 of this Prospectus, for important dates and times applicable to the Voluntary Bid.

South African Legal Advisor to PKI in respect of the issue and listing of the Consideration Instruments	South African Legal Advisor to PKI in respect of the Voluntary Bid

Transaction Sponsor to PKI in respect of the Voluntary Bid and Transaction Advisor and Transaction Sponsor in respect of the issue and listing of the Consideration Instruments	Malta Legal Advisor to PKI in respect of the Voluntary Bid

Isle of Man Legal Advisor to PKI in respect of the Voluntary Bid and the issue and listing of the Consideration Instruments	PKI’s Auditors

PKI’s Transfer Secretaries in respect of the

Preferred Shares

Date of issue: Monday, 4 August 2025

This Prospectus (which accompanies the Circular and the Programme Memoranda) is available in English only. Copies of this Prospectus (and the Circular and Programme Memoranda) may be obtained from the registered o ces of PKI and at the address of the Transaction Sponsor set out in the “Corporate information and advisors” section on page I of this Prospectus, during normal business hours from the date of issue of this Prospectus until the Closing Date of the Voluntary Bid, expected to be on Thursday, 14 August 2025 (both days inclusive). An electronic copy of this Prospectus (and the Circular and the Programme Memoranda) will be available on PKI’s website www.primekapital.com/pk-investments during the same period.

The contents of the Circular and the Programme Memoranda do not form part of, but accompany and should be read together with, this Prospectus.

CORPORATE INFORMATION AND ADVISORS

Company information and registered office of PKI

PK Investments Limited

(Registration number 014469V)

Exchange House

Part of the Second Floor

54-62 Athol Street

Douglas, IM1 1JD

Isle of Man

PKI Directors

M Zoradova

TM Callister

Place and date of incorporation of PKI

Incorporated in the Isle of Man on 17 February 2017

Website www.primekapital.com/pk-investments

Registered Agent

Atla Fiduciaries Limited

(Registration number 029711C)

Ground Floor

Dorchester House

Belmont Hill, Douglas

Isle of Man

IM1 4RE

Transaction Sponsor to PKI in respect of the Voluntary Bid and Transaction Advisor and Transaction Sponsor in respect of the issue and listing of the Consideration Instruments

PSG Capital Proprietary Limited

(Registration number 2006/015817/07)

1st Floor, Ou Kollege Building

35 Kerk Street

Stellenbosch

7600

South Africa

(PO Box 7403, Stellenbosch, 7599, South Africa)

and

The Place, First Floor

1 Sandton Drive, North Towers

Sandhurst, Sandton

2196

South Africa

PKI’s Auditors

PricewaterhouseCoopers LLC

(Registration number 000934L)

Sixty Circular Road, Douglas

Isle of Man

IM1 1 SA

South African Legal Advisor to PKI in respect of the issue and listing of the Consideration Instruments

Bowman Gilfillan Inc. t/a Bowmans

(Registration number 1998/021409/21)

11 Alice Lane

Sandton, Johannesburg

2196

South Africa

(PO Box 785812, Sandton, 2146, South Africa)

South African Legal Advisor to PKI in respect of the Voluntary Bid

Solaris Law Proprietary Limited

(Registration number 2019/334232/07)

3rd Floor, The Hudson

30 Hudson Street

De Waterkant

Cape Town

8001

South Africa

Malta Legal Advisor to PKI in respect of the Voluntary Bid

Ganado Advocates

171, Old Bakery Street

Valletta VLT 1455

Malta

Isle of Man Legal Advisor to PKI in respect of the Voluntary Bid and the issue and listing of the Consideration Instruments

Simcocks Advocates Limited

(Registration number 104672C)

Ridgeway House

Ridgeway Street

Douglas

Isle of Man IM1 1EL,

Isle of Man

PKI’s Transfer Secretaries

In respect of the Preferred Shares

CTSE Registry Services Proprietary Limited

(Registration number 2016/396777/07)

The Woodstock Exchange Building

Block B, 5th Floor, 66-68 Albert Road

Woodstock, Cape Town

7925

South Africa

I

IMPORTANT INFORMATION

The definitions and interpretations commencing on page 10 of this Prospectus apply mutatis mutandis to this section headed “Important information”.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION.

The Voluntary Bid detailed in the Circular which accompanies this Prospectus is only being made to and is only addressed to persons to whom it may lawfully be made.

This Prospectus may not be distributed or published in any jurisdiction except under circumstances that will be in compliance with applicable laws and regulations.

DISCLAIMER

Notwithstanding that this document constitutes a prospectus for purposes of the South African Companies Act, it is not an offer to the general public to subscribe for the Consideration Instruments or other securities in PKI and only constitutes an offer to the MAS Shareholders to participate in the Voluntary Bid, and does not constitute an offer or invitation or solicitation of an offer to subscribe for securities of PKI in any jurisdiction in which such an offer or invitation would be unlawful, or which would otherwise require PKI to change the material terms or conditions of the Voluntary Bid in any way, to submit to any additional filing to, or to perform any additional action in relation to, any governmental, regulatory or legal authority, and is only addressed to persons to whom it may lawfully be made, and should not be relied on by any other persons in any form whatsoever.

The release, publication or distribution of this Prospectus in jurisdictions other than South Africa may be restricted by law and therefore persons who are subject to the laws of any jurisdiction other than South Africa into which this Prospectus is released, published or distributed should inform themselves about and observe any such restrictions. No action has been taken or will be taken to permit the possession or distribution of this Prospectus (or any other offering or publicity materials relating to the Voluntary Bid) in any jurisdiction where action for that purpose may be required or doing so is restricted or prohibited by law. Accordingly, neither this Prospectus, nor any advertisement, nor any other offering material, may be distributed or published except under circumstances that will comply with any applicable laws and regulations. Persons into whose possession this Prospectus comes should inform themselves about and observe any such restrictions. Any failure to comply with the applicable restrictions may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable laws, PKI disclaims any responsibility or liability for the violation of such requirements by any person.

It is the responsibility of the person (including, without limitation, nominees, agents and trustees for such person) wishing to receive this Prospectus and/or subscribe for Consideration Instruments or otherwise participate in the Voluntary Bid to satisfy themselves as to the full observance of the applicable laws of any relevant territory, including obtaining any requisite governmental or other consents, observing any other requirements or formalities and paying any issue, transfer or other taxes due in such territories. Any MAS Shareholder who is in doubt about their position, including and without limitation their tax status, should consult an appropriate professional advisor in the relevant jurisdiction without delay.

The information contained in this Prospectus constitutes factual information as contemplated in section 1(3)(a) of the South African Financial Advisory and Intermediary Services Act, No. 37 of 2002, as amended, and should not be construed as an express or implied recommendation, guide or proposal that the Voluntary Bid, or the present or future business or investments of PKI and/or MAS is appropriate to the particular investment objectives, financial situations or needs of any MAS Shareholder or prospective investor, and nothing in this Prospectus should be construed as constituting the canvassing for, or marketing or advertising of, financial services in South Africa.

MAS Shareholders who wish to subscribe for Consideration Instruments are advised to read this Prospectus, as well as the Programme Memoranda and the Circular, with care and in full. Any decision to participate in the Voluntary Bid, to subscribe for Consideration Instruments or analysis of and/or election in respect of the Voluntary Bid and/or other matters dealt with in this Prospectus, the Programme Memoranda and the Circular, should be made only on the basis of the information contained in such documents.

SPECIAL NOTE REGARDING THIS PROSPECTUS

This Prospectus has been prepared on the assumption that the Voluntary Bid, will be proceeded with and implemented in accordance with the terms and conditions set out in the Circular, the Programme Memoranda and this Prospectus.

FORWARD-LOOKING STATEMENTS AND RISKS

This Prospectus contains statements about PKI or MAS that are, or may be, forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements, including, without limitation, those concerning: strategy; the economic outlook for the industry; production; cash costs and other operating results; growth prospects and outlook for operations, individually or in the aggregate; liquidity and capital resources and expenditure and the outcome and consequences of any pending litigation proceedings. These forward-looking statements are not based on historical facts, but rather reflect current expectations concerning future results and events and generally may be identified by the use of forward-looking words or phrases such as “believe”, “aim”, “expect”, “anticipate”, “intend”, “foresee”, “forecast”, “likely”, “should”, “planned”, “may”, “estimated”, “potential” or similar words and phrases.

Examples of forward-looking statements include statements regarding a future financial position or future profits, cash flows, corporate strategy, anticipated levels of growth, estimates of capital expenditures, acquisition strategy, expansion prospects or future capital expenditure levels and other economic factors, such as, inter alia, interest rates.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by forward-looking statements as well as expectations based on existing disclosures regarding current or historical events and conditions. In addition to the information regarding these risks, uncertainties, assumptions and other factors set forth in the Circular, this Prospectus and the Programme Memoranda, important risk factors that may cause such a difference, and which should be considered in connection with a decision to participate in the Voluntary Bid. PKI cautions that forward-looking statements are not guarantees of future performance. Actual results, financial and operating conditions, liquidity and the developments within the industry in which PKI operates may differ materially from those made in, or suggested by, the forward-looking statements contained in this Prospectus.

All these forward-looking statements about PKI are based on estimates and assumptions regarding PKI, as made by PKI, and although PKI believes them to be reasonable, are inherently uncertain. Such estimates, assumptions or statements may not eventuate. Factors which may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied in those statements or assumptions include other matters not yet known to PKI or not currently considered material by PKI.

MAS Shareholders should keep in mind that any forward-looking statement made in this Prospectus or elsewhere is applicable only at the date on which such forward-looking statement is made. New factors that could cause the business of PKI not to develop as expected may emerge from time to time and it is not possible to predict all of them. Further, the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statement are not known. PKI has no duty to, and does not intend to, update or revise the forward-looking statements contained in this Prospectus after the date of this Prospectus, except as may be required by law.

Any forward-looking statement has not been reviewed nor reported on by the external auditors.

FOREIGN SHAREHOLDERS

General

This Prospectus is governed by, and will be construed and implemented in accordance with, the laws of South Africa and will be subject to the exclusive jurisdiction of the South African courts. These South African laws may be different from the laws applicable in other jurisdictions. Certain MAS Shareholders who have a registered address in and/or who are nationals, citizens or residents of any country other than in South Africa (“Applicable Jurisdiction”) may be prohibited from participating in the Voluntary Bid and/or acquiring Consideration Instruments and should consult and obtain advice from a professional advisor in the relevant Applicable Jurisdiction without delay.

No action has been taken by PKI to obtain any approval, authorisation or exemption to permit the issue of Consideration Instruments, or the possession or distribution of this Prospectus (or any other publicly available documents relating to the Voluntary Bid), in any jurisdiction other than South Africa.

If a MAS Shareholder elects to receive Consideration Instruments or a combination of Cash Consideration and Consideration Instruments in respect of all or a portion of the Bid Consideration, such MAS Shareholder thereby irrevocably and unconditionally warrants to and in favour of PKI that the laws applicable in the Applicable Jurisdiction permit such MAS Shareholder to elect, accept and receive Consideration Instruments in respect of all or a portion of the Bid Consideration. PKI may in its sole discretion make the issue of any Consideration Instruments to a MAS Shareholder in any Applicable Jurisdiction subject to such MAS Shareholder proving to PKI’s satisfaction that the issue of such Consideration Instruments to such MAS Shareholder in its Applicable Jurisdiction will be legal and not impose any additional legal or regulatory obligations on PKI in such Applicable Jurisdiction.

PKI reserves the right, but shall not be obliged, to treat as invalid any person’s election or application to participate in the Voluntary Bid and/or subscribe for Consideration Instruments which appears to PKI or its agents that, if it is effected, it will involve a breach of the securities laws or regulations of any jurisdiction, or if PKI believes (in its discretion) or its agents believe that the same may violate applicable legal or regulatory requirements, or if PKI believes (in its discretion) that it is prohibited or unduly onerous or impractical to issue, distribute or transfer the Consideration Instruments to, or for the benefit of, any person in terms of the Voluntary Bid.

MAS Shareholders in the Isle of Man

Any offer such as the Voluntary Bid that is the subject of this Prospectus made within the Isle of Man can only be made: (i) by an Isle of Man financial services licence holder licensed under section 7 of the IoM Financial Services Act; or (ii) in accordance with any relevant exclusion contained in the Isle of Man Regulated Activities Order 2011, as amended or in terms of an exemption contained in the Isle of Man Financial Services (Exemptions) Regulations 2011, as amended.

This Prospectus (and the accompanying Circular and the Programme Memoranda) and the transactions contemplated by this Prospectus (and the accompanying Circular and the Programme Memoranda) have not been approved by or filed with any regulatory authority in the Isle of Man, including the Isle of Man Financial Services Authority. It is not required for this Prospectus (and the accompanying Circular and the Programme Memoranda) to be approved by, filed or registered with any governmental or public body, authority or agency in the Isle of Man either on, before or after the date of its publication. As a matter of law in the Isle of Man, MAS Shareholders in the Isle of Man are entitled to accept the Voluntary Bid and/or Consideration Instruments without restriction.

MAS Shareholders in the United States

MAS Shareholders in the United States of America (“United States” or “US”) should note that the Consideration Instruments are securities issued by a company registered in the Isle of Man, and the Voluntary Bid is subject to procedural and disclosure requirements which are different from those of the United States. The financial information with respect to PKI referred to in this Prospectus that accompanies the Circular has been prepared in accordance with International Financial Reporting Standards (“IFRS”) and thus may not be comparable to financial information of companies in the United States or companies whose financial statements are prepared in accordance with Generally Accepted Accounting Principles in the United States.

MAS Shareholders should note that it may be difficult for US holders of Consideration Instruments to enforce their rights and any claim they may have arising under the federal securities laws, since PKI is located in a foreign country, and some or all of its officers and the PKI Directors may be residents of a foreign country. US holders of Consideration Instruments may not be able to sue PKI or its officers or the PKI Directors in a foreign court for violations of the US securities laws. It may be difficult for US holders of Consideration Instruments to compel a foreign company (being PKI) and its affiliates to subject themselves to a US court’s judgment.

Securities may not be offered or sold in the United States absent registration under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), or the securities laws of any state of the United States or other jurisdiction, and, subject to certain limited exceptions, may not be offered or sold within the United States absent registration under the U.S. Securities Act or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act. The Consideration Instruments to be issued pursuant to the Voluntary Bid are not, and will not be, registered under the U.S. Securities Act and will be issued in reliance on the exemption from registration provided by Rule 802 under the U.S. Securities Act.

Neither the Securities and Exchange Commission nor any securities commission of any state of the United States has approved the Voluntary Bid, passed upon the fairness of the Voluntary Bid or passed upon the adequacy or accuracy of this Prospectus, the Circular and the Programme Memoranda. Any representation to the contrary is a criminal offence in the United States. In accordance with the exemption from the registration requirements of the U.S. Securities Act provided by Rule 802 thereunder with respect to the Consideration Instruments to be issued in connection with the Voluntary Bid, PKI will submit to the U.S. Securities and Exchange Commission any informational document it publishes or otherwise disseminates to holders of MAS Shares related to the Voluntary Bid.

Any decision to accept the Voluntary Bid should be made on the basis of the information in the Circular, the Programme Memoranda and this Prospectus (and the publicly available information referred to therein and herein).

MAS Shareholders in the European Economic Area

The Consideration Instruments are not being and will not be offered to the public in any Member State of the European Economic Area, except in such cases where the offer falls within any of the circumstances (and the resulting exemption from the obligation to publish a prospectus) set out in Article 1(4) of Prospectus Regulation (EU) 2017/1129.

MAS Shareholders in the United Kingdom

In relation to the United Kingdom, the Circular, the Programme Memoranda and this Prospectus and any other material in relation to the Consideration Instruments is only directed at, and any investment or investment activity to which the Circular, the Programme Memoranda and this Prospectus and any other material in relation to the Consideration Instruments relate, is available only as follows: (i) to any legal entity which is a qualified investor as defined under Article 2 of the Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (a “UK Qualified Investor”); (ii) to fewer than 150 natural or legal persons (other than UK Qualified Investors); or (iii) in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000.

Any MAS Shareholder which is resident in the United Kingdom and not a UK Qualified Investor is not eligible to receive Consideration Instruments and will, if eligible to participate in the Voluntary Bid, be entitled only to the Cash Consideration.

MAS Shareholders in Australia

PKI is not registered as a foreign company in Australia.

The provision of the Circular, the Programme Memoranda and this Prospectus to any person does not constitute an offer of Consideration Instruments to that person or an invitation to that person to apply for Consideration Instruments. It is only available to persons who are residents in Australia where they are receiving the offer to acquire Consideration Instruments under the Voluntary Bid. The Circular, the Programme Memoranda and this Prospectus is not intended to be distributed or passed on, directly or indirectly, to any other class of persons in Australia.

The Circular, the Programme Memoranda and this Prospectus is not a disclosure document under Chapter 6D of the Corporations Act 2001 (“Australian Corporations Act”) or a product disclosure statement under Part 7.9 of the Australian Corporations Act. It is not required to, and does not, contain all the information which would be required in a disclosure document or a product disclosure document. It has not been lodged with the Australian Securities and Investments Commission.

No person referred to in the Circular, the Programme Memoranda and this Prospectus holds an Australian financial services licence. The information in the Circular, the Programme Memoranda and this Prospectus has been prepared without taking into account any investor’s investment objectives, financial situation or particular needs. Before acting on the information the investor should consider its appropriateness having regard to their investment objectives, financial situation and needs.

The Circular, the Programme Memoranda and this Prospectus has not been prepared specifically for Australian investors. It: (i) may contain references to dollar amounts which are not Australian dollars; (ii) may contain financial information which is not prepared in accordance with Australian law or practices; (iii) may not address risks associated with investment in foreign currency denominated investments; and (iv) does not address Australian tax issues.

The Circular, the Programme Memoranda and this Prospectus is issued by PKI. PKI is not licensed in Australia to provide financial product advice in relation to the Consideration Instruments. An investor in the Consideration Instruments will not have cooling off rights.

MAS Shareholders in Switzerland

The Circular, the Programme Memoranda and this Prospectus is not intended to constitute an offer or solicitation to purchase or invest in the Consideration Instruments. The Consideration Instruments may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the Consideration Instruments to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither the Circular, the Programme Memoranda and this Prospectus nor any other offering or marketing material relating to the Consideration Instruments constitutes a prospectus pursuant to the FinSA, and neither the Circular, the Programme Memoranda and this Prospectus nor any other offering or marketing material relating to the Consideration Instruments may be publicly distributed or otherwise made publicly available in Switzerland.

The Voluntary Bid and any related materials are directed only at MAS Shareholders who are resident or located in Switzerland and qualify as professional clients within the meaning of article 4 paragraph 3 FinSA, or where another exemption under articles 36 or 37 FinSA applies. Any MAS Shareholder in Switzerland who does not meet such requirements is not eligible to receive Consideration Instruments and will, if eligible to participate in the Voluntary Bid, be entitled only to the Cash Consideration. Each MAS Shareholder located or resident in Switzerland who accepts the Voluntary Bid will be deemed to have represented and warranted that it qualifies as a professional client or satisfies another applicable exemption under FinSA and that it is aware of and complies with the restrictions described above.

MAS Shareholders in Namibia

The Circular, the Programme Memoranda and this Prospectus is not intended to constitute an offer or solicitation to purchase or invest in the Consideration Instruments. The Consideration Instruments may not be publicly offered, directly or indirectly, in the Republic of Namibia (“Namibia”) in contravention of the Namibian Companies Act, No. 28 of 2004, as amended (“Namibian Companies Act”), the Banking Institutions Act, 1998, as amended (“Namibian Banking Institutions Act”) the Namibian Exchange Control Regulations, 1961, and/or any other applicable laws of Namibia in force from time to time.

Neither the Circular, the Programme Memoranda and this Prospectus nor any other offering or marketing material relating to the Consideration Instruments constitutes a prospectus pursuant to the Namibian Companies Act, and neither the Circular, the Programme Memoranda and this Prospectus nor any other offering or marketing material relating to the Consideration Instruments may be publicly distributed or otherwise made publicly available in Namibia.

In terms of the Namibian Stock Exchanges Control Act, 1985, as amended (until such time as it is repealed and replaced by the Financial Institutions and Markets Act, 2021, as amended) (“Namibian Stock Exchanges Control Act”), no person, firm, company, corporation, government, state, or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing, may carry on the business of buying and selling securities in Namibia unless such person is either a registered banking institution (within the meaning of the Namibian Banking Institutions Act) or a registered stock broker. Accordingly, any person engaging in the business of buying or selling the Consideration Instruments in Namibia may be required to register as a stockbroker in terms of the Namibian Stock Exchanges Control Act.

Any MAS Shareholder in Namibia who does not meet the abovementioned requirements is not eligible to receive Consideration Instruments and will, if eligible to participate in the Voluntary Bid, be entitled only to the Cash Consideration. Each MAS Shareholder located or resident in Namibia who accepts the Voluntary Bid will be deemed to have represented and warranted that it is registered as a banking institution (within the meaning of the Namibian Banking Institutions Act) or a registered stockbroker or satisfies another applicable exemption under Namibian law and that it is aware of and complies with the restrictions described above.

PROSPECTUS COMPLIES WITH THE SOUTH AFRICAN COMPANIES ACT AND THE IOM COMPANIES ACT

This Prospectus complies with section 100 of the South African Companies Act and Parts B and C of Chapter 4 of the South African Companies Regulations.

To the extent required, the written consents of the experts and advisors set out in the section headed “Corporate information and advisors” on page I of this Prospectus have been attached to the copy of the Prospectus filed with the CIPC. Each of the aforementioned experts and advisors (as applicable) have consented to the use of any statement made by them in this Prospectus and/or the use of their names in this Prospectus (as applicable) and have not withdrawn such consents as at the date of this Prospectus.

The number of each applicable regulation of the South African Companies Regulations is given in square brackets after appropriate headings or sub-headings of this Prospectus and marked “reg”.

It is important to note that the registration of this Prospectus by the CIPC does not indicate any support or qualify the potential investment as a good investment opportunity. Registration of this Prospectus by the CIPC merely indicates the compliance of this Prospectus to the minimum requirements set out in the South African Companies Act and the South African Companies Regulations.

This Prospectus complies with section 45 of the IoM Companies Act which requires that the PKI Directors ensure that this Prospectus contains all material information relating to the Voluntary Bid that the MAS Shareholders would reasonably expect to be included in order to enable them to make an informed decision as to whether or not to accept the Voluntary Bid or make the application referred to herein; and of which the PKI Directors are aware at the time of issue of this Prospectus (or of which they would have been aware had they made such enquiries as would have been reasonable in all the circumstances). Such information is required to be set out fairly and accurately.

REGULATORY AUTHORITY

The contents of this Prospectus have not been approved by any regulatory authority in any jurisdiction, other than the CIPC in South Africa. The JSE have formally confirmed that PKI is not bound by the provisions of the Listings Requirements of the JSE, as amended (“Listings Requirements”) in respect of the Voluntary Bid, and that the Listings Requirements do not regulate the Voluntary Bid.

This Prospectus (and the accompanying Circular and the Programme Memoranda) has not been approved by or filed with any regulatory authority in the Isle of Man. It is not required for this Prospectus to be approved by, filed or registered with any governmental or public body, authority or agency in the Isle of Man either on, before or after the date of publication of each such document.

This Prospectus (and the accompanying Circular and the Programme Memoranda) do not take into account the investment objectives, financial situation or needs of any particular person. Further, the contents of this Prospectus (and the accompanying Circular and the Programme Memoranda) do not constitute legal advice or purport to comprehensively deal with the legal, regulatory and tax implications of any matter contained in this Prospectus (and the accompanying Circular and the Programme Memoranda) for each MAS Shareholder. MAS Shareholders are accordingly advised to consult their professional advisors about their personal legal, regulatory and tax positions regarding the matters contained in this Prospectus (and the accompanying Circular and the Programme Memoranda).

DATES AND TIMES

Unless the context clearly indicates otherwise, all information in this Prospectus is provided as at the Last Practicable Date.

All references in this Prospectus to time are to South African Standard Time.

CURRENCIES

All references in this Prospectus to “Rand”, “R” or “ZAR” or “cents” are references to the lawful currency of South Africa. All references in this Prospectus to “€” “Euro”, “EUR” or “EURcents” are references to the lawful currency of the member states of the European Union that have adopted the single currency in accordance with the Treaty on the Functioning of the European Union.

IMPORTANT DATES AND TIMES

The definitions and interpretations commencing on page 10 of this Prospectus apply mutatis mutandis to this section headed “Important dates and times”.

The timetable below lists certain expected key dates for the Voluntary Bid and issue of the Consideration Instruments, if applicable. MAS Shareholders are, however, cautioned that the dates below are not certain and are subject to change. This timetable is subject to and should be read in accordance with the detailed timetable set out in the “Important dates and times” section on page 22 of the Circular.

2025
Opening date of the Voluntary Bid	Monday, 4 August
Last day to trade in MAS Shares to participate in the Voluntary Bid	Monday, 11 August
MAS Shares trade “ex” the entitlement to participate in the Voluntary Bid	Tuesday, 12 August
Last day and time for: (i) the Forms of Acceptance, Election and Transfer (blue) and relevant documents of title to be lodged with MAS’ South African transfer secretaries at 12:00; and (ii) the Tender Offer Form and relevant documents of title to be lodged with MAS’ European transfer secretaries at 12:00 (11:00 UK time)	Thursday, 14 August
Record date of the Voluntary Bid	Thursday, 14 August
Closing Date of the Voluntary Bid at 12:00 on	Thursday, 14 August
Results of the Voluntary Bid to be announced on SENS	Tuesday, 19 August
Settlement of the Cash Consideration
Assuming that the Minimum Cash Acceptance Condition has been fulfilled or waived by PKI in accordance with the Circular, the following dates and times will apply in respect of the settlement of the Cash Consideration:
Date on which the Cash Consideration will be credited to dematerialised Bid Participants’ CSDP or Broker accounts, on the terms set out in the Circular	Tuesday, 19 August
Settlement Date of the Cash Consideration in respect of South African certificated MAS Shareholders who have lodged their Form of Acceptance, Election and Transfer (blue) and documents of title with MAS’ South African transfer secretaries prior to 12:00 on the Closing Date of the Voluntary Bid, on the terms set out in the Circular	Tuesday, 19 August
Settlement Date of the Cash Consideration in respect of European certificated Bid Participants who have lodged their Tender Offer Form and documents of title with the MAS’ European transfer secretaries prior to 12:00 (11:00 UK time) on the Closing Date of the Voluntary Bid, on the terms set out in the Circular	Tuesday, 26 August
Settlement of the Consideration Instruments
Assuming that SARB Approval has been obtained by the Closing Date, the following dates and times will apply in respect of the settlement of the Consideration Instruments. If SARB Approval is not obtained by the Closing Date, the Consideration Instrument Cut-Off Date and updated estimated dates and times for settlement of the Consideration Instruments will be published on SENS:
Date on which the Consideration Instruments (Listed) will be credited to dematerialised Bid Participants’ CSDP or Broker accounts, on the terms set out in the Circular	Tuesday, 19 August
Consideration Instruments Settlement Date in respect of South African certificated MAS Shareholders who have lodged their Form of Acceptance, Election and Transfer (blue) and documents of title with MAS’ South African transfer secretaries prior to 12:00 on the Closing Date of the Voluntary Bid, on the terms set out in the Circular	Tuesday, 19 August
Consideration Instruments Settlement Date in respect of European certificated Bid Participants who have lodged their Tender Offer Form and documents of title with MAS’ European transfer secretaries prior to 12:00 (11:00 UK time) on the Closing Date, on the terms set out in the Circular	Tuesday, 26 August

Notes:

1.	Any change to the above dates and times will be agreed upon by PKI and the CTSE (if required), and MAS Shareholders will be advised by release on SENS.
2.	Settlement of the Bid Consideration will take place on the Settlement Date. No payment of the Bid Consideration will be made prior to the Settlement Date.

DEFINITIONS AND INTERPRETATION

In this Prospectus and the Annexures hereto, unless the context indicates otherwise, a word or an expression which denotes any gender includes the other genders, a natural person includes a juristic person and vice versa, the singular includes the plural and vice versa, and the following words and expressions bear the meanings assigned to them below:

“A2X”	A2X Proprietary Limited (registration number 2014/147138/07), a company duly incorporated in accordance with the laws of South Africa and licensed as an exchange in terms of the South African Financial Markets Act;
“Bid Consideration”	the consideration payable by PKI to MAS Shareholders who validly and lawfully accept the Voluntary Bid comprising, at the election of each MAS Shareholder, the Cash Consideration, Consideration Instruments or a combination of the Cash Consideration and Consideration Instruments;
“Bid Participants”	the MAS Shareholders who validly and lawfully accept the Voluntary Bid by no later than 12:00 on the Closing Date, and who are thus entitled to receive the Bid Consideration in terms of the Voluntary Bid;
“Bid Shares”	the MAS Shares that the MAS Shareholders who validly and lawfully accept the Voluntary Bid sell to PKI pursuant to the Voluntary Bid;
“Broker”	any person registered as a broking member (equities) in accordance with the provisions of the South African Financial Markets Act;
“Business Day”	any day other than a Saturday, Sunday or an official public holiday in South Africa;
“Cash Consideration”	a cash consideration in an amount of EUR1.40 per Bid Share;
“certificated”	the process by which electronic records of ownership of shares are replaced with paper share certificates and/or other documents of title;
“CIPC”	the Companies and Intellectual Property Commission, established in terms of section 185 of the South African Companies Act, or its successor body;
“Consideration Instrument Cut-Off Date”	shall have the meaning given thereto in the Circular;
“Constitutional Documents”	the certificate of incorporation and articles of association of PKI, as amended from time to time and available at www.primekapital.com/pk-investments;
“Circular”	the circular to be issued by PKI in respect of the Voluntary Bid dated Monday, 4 August 2025, which this Prospectus and the Programme Memoranda accompanies (but are not incorporated into);
“Closing Date”	the closing date of the Voluntary Bid at 12:00, which closing date is anticipated to be on Thursday, 14 August 2025;
“Consideration Instruments”	the Preferred Shares (Listed) or Preferred Shares (Unlisted), as the case may be, to be issued by PKI to Bid Participants who have elected to receive Consideration Instruments pursuant to the Voluntary Bid in accordance with the Consideration Instrument Ratio;
“Consideration Instruments Ratio”	for every Bid Share acquired by PKI pursuant to the Voluntary Bid, 100 Preferred Shares (Listed) or Preferred Shares (Unlisted), as the case may be;
“Consideration Instruments Settlement Date”	shall have the meaning given thereto in the Circular;
“CSDP”	a central securities depository participant, being a “participant” as defined in section 1 of the South African Financial Markets Act;
“CTSE”	The Cape Town Stock Exchange Proprietary Limited (registration number 2013/031754/07) (previously known as “4 Africa Exchange Proprietary Limited” or “4AX”), a company duly incorporated in accordance with the laws of South Africa and licensed as an exchange in terms of the South African Financial Markets Act;
“dematerialised”	the process by which securities held by certificated shareholders are converted or held in an electronic form as uncertificated securities and recorded in the sub-register of security holders maintained by a CSDP or Broker;
“DJV”	PKM Development Ltd (registration number C 103521), a company duly registered in accordance with the laws of Malta;
“documents of title”	share certificates and/or certificated transfer deeds and/or balance receipts or any other document(s) of title in respect of the certificated Bid Shares;

“IoM Companies Act”	the Isle of Man Companies Act 2006, as amended;
“IoM Financial Services Act”	the Isle of Man Financial Services Act 2008, as amended;
“JSE”	the stock exchange licensed under the South African Financial Markets Act operated by the JSE Limited (registration number 2005/022939/06), a company duly incorporated in accordance with the laws of South Africa;
“Last Practicable Date”	Tuesday, 29 July 2025, being the last practicable date prior to the finalisation of this Prospectus;
“Malta”	the Republic of Malta;
“MAS”	MAS P.L.C (registration number C 99355), a company duly incorporated in accordance with the laws of the Isle of Man on 3 July 2008 and redomiciled from the British Virgin Islands to Malta with effect from 12 October 2021, the ordinary shares of which are inwardly listed on the JSE by way of a primary listing and with a secondary listing on the A2X;
“MAS Articles”	the memorandum and articles of association of MAS as registered by the Malta Business Registry on February 7, 2023 and available at https://masrei.com/governance/documents;
“MAS Shareholders”	the registered holders of MAS Shares from time to time, as reflected in the Register;
“MAS Shares”	ordinary shares in the issued share capital of MAS;
“Minimum Cash Acceptance Condition”	shall have the meaning given thereto in the Circular;
“PCC”	Petrichor Joint Family Office PCC Limited (registration number 020506V), a protected cell company duly incorporated in accordance with the laws of the Isle of Man;
“PKI”	PK Investments Limited (registration number 014469V), a company duly incorporated in accordance with the laws of the Isle of Man;
“PKI Board” or “PKI Directors”	the directors of PKI from time to time, comprising, as at the Last Practicable Date, the executive directors whose names appear in the section headed “Corporate information and advisors” on page I of this Prospectus;
“Preferred Shares”	collectively, the Preferred Shares (Listed) and the Preferred Shares (Unlisted);
“Preferred Shares (Listed)”	5-year redeemable preferred shares, to be listed on the CTSE, the terms of which are contained in the Programme Memorandum (Listed);
“Preferred Shares (Unlisted)”	5-year unlisted redeemable preferred shares, the terms of which are contained in the Programme Memorandum (Unlisted);
“Prime Kapital”	Prime Kapital Holdings Limited (registration number 013332V), a company duly incorporated in accordance with the laws of the Isle of Man, a subsidiary of PCC, and the general partner of the DJV;
“Programme Memoranda”	collectively, the Programme Memorandum (Listed) and the Programme Memorandum (Unlisted);
“Programme Memorandum (Listed)”	the programme memorandum to be issued by PKI in respect of the Preferred Shares (Listed) prepared in terms of the CTSE Debt Listing Requirements, as amended, and including any pricing supplement and information statement published in terms thereof from time to time, which accompanies (but is not incorporated into), the Circular and this Prospectus;
“Programme Memorandum (Unlisted)”	the programme memorandum to be issued by PKI in respect of the Preferred Shares (Unlisted), and including any pricing supplement and information statement published in terms thereof from time to time, which accompanies (but is not incorporated into), the Circular and this Prospectus;
“Prospectus”	this entire document to be issued by PKI in respect of the Consideration Instruments prepared in terms of the South African Companies Act and the South African Companies Regulations, and all the Annexures to it, dated Monday, 4 August 2025;
“Register”	MAS’ securities registers, including the record of dematerialised MAS Shares administered and maintained by a CSDP and which forms part of the register;
“SARB”	the South African Reserve Bank, established in terms of section 9 of the South African Currency and Banking Act, No. 31 of 1920, as amended and currently governed by the South African Reserve Bank Act, No. 90 of 1989, as amended;
“SARB Approval”	the approval by SARB of the inward listing of the Consideration Instruments on the CTSE;
“SENS”	the Stock Exchange News Service of the JSE;
“Settlement Date”	shall have the meaning given thereto in the Circular;
“South Africa”	the Republic of South Africa;

“South African Companies Act”	the South African Companies Act, No. 71 of 2008, as amended;
“South African Companies Regulations”	the South African Companies Regulations, 2011, as amended, promulgated in terms of section 120 of the South African Companies Act;
“South African Financial Markets Act”	the South African Financial Markets Act, No. 19 of 2012, as amended;
“subsidiary”	a “subsidiary” company, as defined in section 3 of the South African Companies Act;
“Transaction Sponsor”	PSG Capital Proprietary Limited (registration number 2006/015817/07), a company duly incorporated in accordance with the laws of South Africa which is the transaction sponsor to PKI in respect of the Voluntary Bid and transaction advisor and transaction sponsor in respect of the issue and listing of the Consideration Instruments; and
“Voluntary Bid”	the voluntary bid made by PKI to MAS Shareholders, in terms of which PKI offered to acquire all the MAS Shares not already held by it for the Bid Consideration on and subject to the terms and conditions set out in the Circular.

SECTION 1

INFORMATION ABOUT PKI [REG 56]

The definitions and interpretations commencing on page 10 of this Prospectus apply mutatis mutandis to this section 1 headed “Information about PKI”.

1.	NAME, ADDRESS, INCORPORATION [REG 57]

1.1	Name and registration number [reg 57(1)(a)]

PK Investments Limited, registration number 014469V.

1.2	Address and website [reg 57(1)(b)]

1.2.1	Registered office: Exchange House, Part of the Second Floor, 54-62 Athol Street, Douglas, IM1 1JD, Isle of Man.

1.2.2	Address of PKI’s Transfer Secretaries: Set out in the section headed “Corporate information and advisors” on page I of this Prospectus.

1.2.3	Website of PKI: www.primekapital.com/pk-investments.

1.3	Date and place of incorporation [reg 57(1)(c) and 57(2)(a) and (b)]

1.3.1	Date of incorporation: 17 February 2017.

1.3.2	Place of incorporation: The Isle of Man.

1.3.3	PKI does not conduct business in South Africa and is not registered as an external company in terms of section 23 of the South African Companies Act.

1.3.4	In accordance with section 99(1)(b) of the South African Companies Act, PKI filed a copy of its Constitutional Documents and a list of the names and addresses of the PKI Directors with the CIPC on Thursday, 24 July 2025.

1.4	Details of PKI’s holding company [reg 57(3)(a)]

PKI is a wholly owned subsidiary of the DJV, being PKM Development Ltd. (registration number C 103521), a company duly registered in accordance with the laws of Malta with registered address: Suite 11, Marina Business Centre, Abate Rigord Street, Ta’ Xbiex, XBX1129, Malta.

1.1	Details of subsidiaries of PKI [reg 57(3)(b)]

1.4.1	PKH Limited (registration number 021944V) a company duly incorporated on 19 August 2024 in accordance with the laws of the Isle of Man is a wholly-owned subsidiary of PKI, which is, at the Last Practicable Date, a dormant company with no assets, liabilities or operating history.

1.4.2	For completeness, PKI indirectly holds, as its sole asset, 153,498,569 MAS Shares being at the Last Practicable Date 21.94% of the total issued share capital of MAS (excluding treasury shares).

2.	DIRECTORS, OTHER OFFICE HOLDERS AND MATERIAL THIRD PARTIES [REG 58]

2.1	In terms of the Constitutional Documents, the minimum number of PKI Directors is one and there is no maximum number of PKI Directors. As at the Last Practicable Date, the PKI Board comprises: [reg 58(2)]

2.1.1	TM Callister; and

2.1.2	M Zoradova.

2.2	The full names, nationalities, occupations and business addresses of the PKI Directors are set out below: [reg 58(2)(a)]

2.2.1	Timothy Mark Callister

2.2.1.1	Nationality: British

2.2.1.2	Occupation: Director

2.2.1.3	Business address: Exchange House, Part of the Second Floor, 54-62 Athol Street, Douglas, IM1 1JD, Isle of Man

2.2.1.4	Position: Director

2.2.2	Monika Zoradova

2.2.2.1	Nationality: Slovakian

2.2.2.2	Occupation: Director

2.2.2.3	Business address: Exchange House, Part of the Second Floor, 54-62 Athol Street, Douglas, IM1 1JD, Isle of Man

2.2.2.4	Position: Director

2.3	As at the Last Practicable Date, PKI did not intend to appoint any additional directors to the PKI Board.

2.4	As at the Last Practicable Date PKI did not have any prescribed officers.

2.5	The names and business addresses of PKI’s auditors and legal advisors are set out in the section headed “Corporate information and advisors” on page I of this Prospectus. [reg 58(2)(b)(i) and (ii)]

2.6	Company secretary: [reg 58(2)(b)(iii)]

2.6.1	The laws of the Isle of Man do not require that PKI appoint a company secretary. However, PKI is always required to have a registered agent in the Isle of Man. The registered agent must be appropriately licensed in the Isle of Man pursuant to the IoM Financial Services Act. Pursuant to section 78 of the IoM Companies Act, PKI is required to keep the following documents at the office of its registered agent:

2.6.1.1	signed copies of the Constitutional Documents;

2.6.1.2	PKI’s register of members (or a copy thereof) maintained under section 62 of the IoM Companies Act;

2.6.1.3	the register of PKI Directors (or a copy thereof) maintained under section 101 of the IoM Companies Act;

2.6.1.4	the register of charges (or a copy thereof) maintained under section 137(1) of the IoM Companies Act;

2.6.1.5	copies of all notices and other documents filed by PKI pursuant to the IoM Companies Act in the previous six years;

2.6.1.6	originals or copies provided in accordance with section 80(4B) of the IoM Companies Act, of the accounting records required to be kept by PKI under the IoM Companies Act; and

2.6.1.7	originals of any PKI financial statements.

2.6.2	The name and business address of PKI’s registered agent is set out in the section headed “Corporate information and advisors” on page I of this Prospectus.

2.7	The following information is presented in respect of the PKI Directors: [reg 58(3)(a) – (c)]

2.7.1	Term of office:

2.7.1.1	Each PKI Director holds office for the term, if any, fixed by the resolution of PKI shareholders or the resolution of the PKI Directors appointing such person, or until such person’s earlier death, resignation or removal or until such person is no longer permitted to act as a director under section 93 of the IoM Companies Act. If no term is fixed on the appointment of a PKI Director, the PKI Director serves indefinitely until such person’s earlier death, resignation or removal or until such person is no longer permitted to act as a director under section 93 of the IoM Companies Act.

2.7.1.2	Neither of the PKI Directors have been appointed for a particular term and accordingly will serve indefinitely until the earlier of their death, resignation, removal or disqualification pursuant to the Constitutional Documents and/or the IoM Companies Act.

2.7.2	Manner and terms of appointment, including the particulars of any right held by any person relating to the appointment:

2.7.2.1	The PKI Directors may be appointed by a resolution of the PKI shareholders entitled to vote in respect of such resolution or by a resolution of the PKI Directors.

2.7.2.2	PKI Directors may be removed from office by a: (i) resolution passed by PKI shareholders entitled to vote in respect of such resolution at a meeting of PKI shareholders called for the purpose of removing the PKI Director, or for purposes including the removal of the PKI Director, or by a written resolution consented to by a PKI shareholder(s) entitled to vote in respect of such resolution holding at least 75% of the voting rights in relation thereto; or (ii) resolution of the PKI Directors.

2.7.3	Remuneration or proposed remuneration:

2.7.3.1	The PKI Directors may, by resolution, fix the emoluments of PKI Directors with respect to services to be rendered in any capacity to PKI. The PKI Directors may also, by resolution, pay the PKI Directors all expenses properly incurred by the PKI Directors in the discharge of their duties.

2.7.3.2	In the three years preceding the date of this Prospectus, PKI did not pay salary and incentives to any of the PKI Directors.

2.7.4	Borrowing powers exercisable in respect of PKI:

The PKI Directors may exercise all the powers of PKI to incur indebtedness, liabilities or obligations and to secure indebtedness, liabilities or obligations whether of PKI or of any third party.

2.8	The business and affairs of PKI will be managed by or under the direction of the PKI Board. No part of the business of PKI is managed, or proposed to be managed, by any third party under a contract of management. [reg 58(3)(d)]

2.9	Approach to corporate governance [reg 54(1)b]

2.9.1	PKI is a company registered in the Isle of Man and as such is subject to the laws of the Isle of Man. The principal legislation under which PKI operates in the Isle of Man is the IoM Companies Act.

2.9.2	The liability of members of PKI is limited.

2.9.3	As a foreign entity, PKI has not historically complied with the guidelines of corporate governance set out in the King IV Report on Corporate Governance for South Africa, 2016 (“King Code”),

2.9.4	Furthermore, once the Consideration Instruments are listed on the CTSE (if applicable), PKI will not be required, as a foreign issuer, to comply with the King Code and there is no equivalent corporate governance code in its jurisdiction of incorporation (being the Isle of Man).

2.9.5	PKI is, however, committed to the highest standards of corporate governance, ethics and integrity and is subject to the requirements of the IoM Companies Act and the common law, which inter alia, imposes several general fiduciary duties and duties of care, skill and diligence on directors of Isle of Man companies. Amongst others, directors of Isle of Man companies are subject to the following common law duties:

2.9.5.1	to act in good faith in what they believe to be the best interests of the company as a whole;

2.9.5.2	to exercise their powers for the purposes for which the powers were conferred;

2.9.5.3	to exercise their powers fairly as between different sections of shareholders;

2.9.5.4	save so far as permitted by the constitution of the company, not (without the informed consent of the company) to put themselves in a position in which their personal interests or duties to others are liable to conflict with their duties to the company; and

2.9.5.5	to exercise their independent judgment in relation to the exercise of their powers, and not to abdicate them or (save where necessary in the interests of the company) to fetter them or (save where permitted under the constitution of the company or where necessary in the interests of the company) to delegate them.

2.9.6	Isle of Man law also contains provisions which enable the Isle of Man High Court to make orders disqualifying individuals from acting as directors. In particular, the Isle of Man Company Officers (Disqualification) Act 2009 permits the Isle of Man High Court to make disqualification orders of between two and 15 years where the Court is satisfied that a person’s conduct renders them unfit to be an officer of a company.

2.9.7	Furthermore, as noted above, PKI’s sole asset is its shares in MAS. MAS is listed on the JSE, and is subject to a comprehensive corporate governance framework, including compliance with the Listings Requirements and the King Code. An overview of MAS’s corporate governance framework can be found here https://masrei.com/governance/framework and a copy of MAS’s King Code application register can be found here https://masrei.com/governance/documents.

3.	HISTORY, STATE OF AFFAIRS AND PROSPECTS OF PKI AND MAS

3.1	History and general business description [reg 59(2)(b) and (3)(a)]

3.1.1	PKI is an Isle of Man registered investment holding company. PKI is not supervised or regulated by the Isle of Man Financial Services Authority or any other financial regulator. PKI is a wholly owned subsidiary of the DJV. The shareholding of the DJV comprises of:

3.1.1.1	MAS CEE Holdings Limited (“MAS CEE”), a wholly owned subsidiary of MAS, which holds: (i) 470 000 000 A preference shares, constituting all the DJV’s preference shares; and (ii) 20 000 000 B1 ordinary shares, constituting 40% of the DJV’s B ordinary shares; and

3.1.1.2	Prime Kapital, a subsidiary of PCC, which holds 30 000 000 B2 ordinary shares, constituting 60% of the DJV’s B ordinary shares.

3.1.2	Prime Kapital is the general partner of the DJV and controls the board of directors of the DJV.

3.1.3	The main business objects of PKI are the making of, purchasing of or investing in loans, securities or other financial assets in other companies, partnerships, joint ventures, or enterprises. PKI may acquire by subscription, purchase, and exchange or in any other manner any stock, shares and other participation securities, bonds, debentures, certificates of deposit and other debt instruments issued by any public or private entity whatsoever. It may also participate in the creation, development, management and control of any company or enterprise.

3.1.4	However, currently PKI’s sole asset is its shareholding in MAS, described in paragraph 1.5.2 of section 1 above, and this will remain the position following completion of the Voluntary Bid. It does not have any other material assets or liabilities.

3.1.5	Following the completion of the Voluntary Bid it is expected that MAS may become a subsidiary of PKI. As existing shareholders in MAS, MAS Shareholders are familiar with the business of MAS and will have access to the publicly available information which MAS is required to publish as a public company listed on the JSE. However, for ease of reference, further information on MAS can be found on MAS’s website at https://masrei.com/. MAS Shareholders are referred in particular to the MAS annual reports for 2022, 2023 and 2024, the audited condensed consolidated financial results of the MAS group for the financial years ending 30 June 2022, 2023 and 2024, the separate financial statements of MAS for the years ended 30 June 2022, 2023 and 2024, the condensed consolidated interim financial results of the MAS group for the six months ended 31 December 2024 and the reviewed condensed consolidated interim financial results of the MAS group for the six months ended 31 December 2024 which can be found here https://masrei.com/investors/financials.

3.1.6	Please note that this is publicly available information which is published by MAS in terms of its reporting obligations and is available to all MAS Shareholders. PKI is not responsible for the preparation and publication of such information and cannot take any responsibility for the accuracy or completeness of such information. [reg 54(2)]

3.2	Material changes [reg 59(3)(b)]

There have been no material changes to the business of PKI since its incorporation.

3.3	Prospects [reg 59(3)(c)]

3.3.1	The PKI Directors intend to acquire additional MAS Shares as a result of the Voluntary Bid with a view to maximising returns by unlocking the value in MAS Shares.

3.3.2	As at the date of this Prospectus, PKI does not control MAS. However, as noted above, MAS is listed on the JSE, and therefore a significant amount of information on its historic performance and potential prospects is in the public domain. In this regard, MAS Shareholders are referred to MAS’s website at https://masrei.com/.

3.4	State of affairs [reg 59(3)(d)]

As of the date of this Prospectus, PKI’s sole asset is its shareholding in MAS, and it has no material liabilities.

3.5	Property [reg 59(3)(e) and (f)]

At the Last Practicable Date, PKI did not have or occupy any principal immovable properties or any established commitments for the purchase, construction or installation of buildings, plant or machinery.

3.6	Company particulars [reg 59(3)(g) and 79(1)(b)]

3.6.1	Separate financial statements for the years to 30 June 2024, 30 June 2023 and 30 June 2022 (“Financial Statements”) have been prepared.

3.6.2	The separate financial statements to 30 June 2022 are the first PKI has prepared in accordance with IFRS as adopted by the European Union. PKI has applied IFRS 1, ‘First-time Adoption of International Financial Reporting Standards’, to prepare these separate financial statements. These are PKI’s first IFRS-compliant separate financial statements, there are no previously prepared and published separate annual financial statements for PKI in respect of earlier years. Prior to this, PKI prepared separate management accounts in accordance with the group’s accounting policies, which were aligned with IFRS.

3.6.3	Particulars of PKI’s turnover, profits or losses (before and after tax) and dividends (as applicable) for the preceding three years to 30 June 2024, 30 June 2023 and 30 June 2022 are included in the Financial Statements, which are incorporated herein by reference. MAS Shareholders are referred to PKI’s website at www.primekapital.com/pk-investments for the Financial Statements.

3.6.4	For completeness, MAS Shareholders are also referred to PKI’s website at www.primekapital.com/pk-investments for PKI’s independent reviewed interim financial statements for the period ended 31 March 2025.

3.6.5	The report by PKI’s auditors in terms of regulation 79 of the South African Companies Regulations is set out in Annexure 1 to this Prospectus.

4.	SHARE CAPITAL OF PKI

4.1	Authorised and issued share capital [reg 60(a)]

4.1.1	In terms of the laws of the Isle of Man, PKI is not required to have an authorised share capital or a stated share capital. The Constitutional Documents do not contain any restriction regarding the number of shares which may be issued by PKI. Shares may be issued with or without a par value.

4.1.2	As at the Last Practicable Date, the issued share capital of PKI was as follows:

Class of shares	Issued
Ordinary shares	1
Preferred Shares	–
Total issued share capital	1

4.1.3	Assuming maximum Consideration Instruments are taken up in terms of the Voluntary Bid, it is anticipated that the issued share capital of PKI after the Voluntary Bid will be as follows:

Class of shares	Issued
Ordinary shares	1
Preferred Shares	54,606,025,400
Total issued share capital	54,606,025,401

4.2	The following information is presented in respect of PKI’s ordinary shares: [reg 60(a)(ii) and (iii)]

4.2.1	As at the Last Practicable Date, PKI’s sole issued ordinary share is held by the DJV.

4.2.2	Issue of shares:

4.2.2.1	Subject to the IoM Companies Act and the Constitutional Documents, shares may be issued (including in different classes) and options to acquire shares may be granted at such times, to such persons, for such consideration and on such terms as the PKI Directors may determine.

4.2.2.2	PKI may issue fractional shares, bonus shares, nil or partly paid shares and redeemable preferent shares.

4.2.3	Rights of shares:

4.2.3.1	Subject to any specific rights or restrictions attached to any ordinary shares, each ordinary share confers upon the shareholder the right to: (i) one vote at a meeting or resolution of ordinary shareholders; (ii) an equal share in any dividend paid by PKI in respect of the ordinary shares; and (iii) subject to the Constitutional Documents, an equal share in the distribution of the surplus assets of PKI on its winding up.

4.2.3.2	The terms of, and rights attached to, the Preferred Shares are set out in the sections headed “Preferred Share Terms and Conditions” commencing on page 21 of the Programme Memorandum (Listed) and on page 18 of the Programme Memorandum (Unlisted), respectively, as the case may be, which are incorporated herein by reference. [reg 60(a) (ii) and (iii)]

4.2.3.3	If at any time the shares are divided into different classes, the rights attached to any class may only be varied by resolution of the shareholders of that class passed by a shareholder(s) holding at least 66.67% of the voting rights exercised in relation thereto.

4.2.3.4	The rights conferred upon the holders of the shares of any class shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such shares.

4.2.4	Redemption of shares:

Subject to the IoM Companies Act, the Constitutional Documents and the Programme Memoranda and if shares are expressed to be redeemable (as the Consideration Instruments are), PKI may purchase, redeem or otherwise acquire its own shares for any consideration provided that PKI continues to have at least one shareholder at all times and that PKI satisfies the solvency test set out in section 49 of the IoM Companies Act. PKI may not purchase, redeem or otherwise acquire any ordinary shares whilst any Consideration Instruments remain issued and outstanding and unredeemed by PKI.

4.2.5	Lien:

PKI has (unless the PKI Directors resolve to the contrary in respect of any share) a first and paramount lien on every share (not being a fully paid share) for all moneys (whether presently payable or not) payable at a fixed time or called in respect of that share.

4.2.6	Call on shares

Subject to the terms of issue of any shares, the PKI Directors may make calls upon the shareholders in respect of any moneys unpaid on their shares.

4.2.7	Forfeiture:

Shares that are not fully paid on issue are subject to the forfeiture provisions set forth in the Constitutional Documents, and for this purpose, shares issued for unpaid consideration such as a promissory note, other written obligation to contribute money or property, or a contract for future services are deemed not to be fully paid.

4.2.8	Transfer

4.2.8.1	Save where a transfer is in favour of a minor, an undischarged bankrupt, any person suffering from a mental disorder or to a Prohibited Person (as defined below), there are no restrictions on transfer of the ordinary shares, and the PKI Directors may not resolve to refuse or delay the transfer of an ordinary share unless the shareholder has failed to pay an amount due in respect of that share. A Prohibited Person is:

4.2.8.1.1	any person in breach of any law or requirement of any country or by virtue of which such person is not qualified to own ordinary shares and, in the sole and conclusive determination of the PKI Board, such ownership or holding or continued ownership or holding of those ordinary shares (whether on its own or in conjunction with any other circumstance appearing to the PKI Board to be relevant) would in the reasonable opinion of the PKI Board, cause a pecuniary or tax disadvantage to PKI or any other holder of ordinary shares or other securities of PKI which it or they might not otherwise have suffered or incurred;

4.2.8.1.2	any person that is an employee benefit plan subject to Title I of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or other plan subject to Section 4975 of the US Internal Revenue Code of 1986, as amended, and in the opinion of the PKI Board the assets of PKI may be considered “plan assets” within the meaning of Section 3(42) of ERISA;

4.2.8.1.3	any person to whom a transfer of shares or whose ownership or holding of any ordinary shares might in the opinion of the PKI Board require registration of PKI as an investment company under the US Investment Company Act; or

4.2.8.1.4	any “United States Person” (as defined in Section 957(c) of the US Internal Revenue Code of 1986, as amended) and such person’s shareholding amounts to 10%, or more of the ordinary shares, unless otherwise approved by the PKI Board.

4.2.8.2	All transfers of shares which are in uncertificated form shall be effected by means of a relevant system unless the Isle of Man Uncertificated Securities Regulations provide otherwise.

4.2.8.3	The procedures applicable to the transfer of the Consideration Instruments are set out in the sections headed “Settlement, Clearing and Transfers of Preferred Shares” commencing on page 44 of the Programme Memorandum (Listed) and page 40 of the Programme Memorandum (Unlisted), respectively, which are incorporated herein by reference.

4.2.9	Voluntary winding up

4.2.9.1	Pursuant to PKI’s Constitutional Documents, Preferred Shares including the Consideration Instruments will rank in priority to the ordinary shares with respect to: (i) the payment of dividends by PKI; and (ii) the distribution of assets of PKI in the event of the liquidation, dissolution or winding-up of PKI whether voluntary or involuntary, or any other distribution of assets of PKI whether for the winding up its affairs or otherwise.

4.2.9.2	Subject to PKI’s Constitutional Documents and the Programme Memoranda, if PKI is being wound up, the liquidator may, with the sanction of a resolution of the shareholders, divide among the shareholders in specie the whole or any part of the assets of PKI and may, for that purpose, value any assets and determine how the division shall be carried out as between the shareholders or the shareholders of different classes.

4.2.9.3	The liquidator may, with the sanction of a resolution of the shareholders, vest the whole or any part of the assets in trustees upon such trusts for the benefit of the shareholders as the liquidator with the like sanction determines, but no shareholder shall be compelled to accept any assets upon which there is a liability.

4.3	Alterations to the share capital [reg 60(b)]

Save for the creation of the Consideration Instruments, no alterations to the share capital of PKI have been affected during the three years preceding the date of this Prospectus.

4.4	Public offers [reg 60(c)]

There have been no offers for subscription or sale of any shares in PKI to the public prior to the date of issue of this Prospectus, save for the Consideration Instruments proposed to be issued to the MAS Shareholders in consideration for the Bid Shares tendered under the Voluntary Bid as contemplated in this Prospectus.

5.	OPTIONS AND OTHER PREFERENTIAL RIGHTS IN RESPECT OF SHARES [REG 61]

There are no options or preferential rights to subscribe for shares in PKI which are capable of being exercised at the date of this Prospectus or in future.

6.	COMMISSIONS PAID OR PAYABLE IN RESPECT OF UNDERWRITING [REG 62]

No commissions have been paid or are payable in the last two years by PKI, and no commissions are payable in respect of the Voluntary Bid, to any person for subscribing or agreeing to subscribe, or procuring or agreeing to procure, subscription for and/or underwriting of any securities of PKI.

7.	MATERIAL CONTRACTS [REG 63]

7.1	PKI does not have existing contracts or proposed contracts, either written or oral, relating to the PKI Directors’ and managerial remuneration, royalties, and secretarial and technical fees payable by PKI or any subsidiary of PKI.

7.2	PKI and any subsidiary of PKI has not entered into any material agreement, within two years prior to the date of this Prospectus.

8.	DIRECTOR AND PROMOTER INTERESTS [REG 64]

8.1	No consideration has been paid, or agreed to be paid, within the three years immediately before the date of issue of this Prospectus to any PKI Director or a related person, or to another company in which the PKI Director is beneficially interested or of which a PKI Director is also a director, or to any partnership, syndicate or other association of which a PKI Director is a member, to induce a PKI Director to become a director of PKI, or to qualify as a PKI Director, or for services rendered by them or by a company, partnership, syndicate or other association in connection with the promotion of PKI.

8.2	No PKI Director or promoter has any direct or indirect material interest in the promotion of PKI.

8.3	PKI will not acquire any property pursuant to the implementation of the Voluntary Bid.

8.4	PKI has not acquired or proposed to acquire any property during the three years immediately before the date of the Prospectus.

8.5	At the Last Practicable Date, none of the PKI Directors held any PKI Shares.

8.6	PKI Directors may freely participate in the Voluntary Bid to the extent that they hold any MAS Shares.

9.	LOANS AND BORROWINGS [REG 65]

As at the date of this Prospectus, PKI had no material loans payable and had no material loans advanced to any party, other than in the ordinary course of business.

10.	SECURITIES ISSUED OTHER THAN FOR CASH [REG 66]

Save for the Consideration Instruments proposed to be issued to the MAS Shareholders in consideration for the Bid Shares tendered under the Voluntary Bid, there have been no issues or offers of any shares in PKI (other than for cash) and investment entities in the three years preceding the Last Practicable Date.

11.	PROPERTY UNDERTAKINGS [REG 67]

PKI does not own any property and has not disposed of any property in the three years preceding the date of this Prospectus.

12.	AMOUNTS PAID OR PAYABLE TO PROMOTERS [REG 68]

As at the Last Practicable Date, and in respect of the three years preceding the date of this Prospectus, no amount has been paid or is proposed to be paid and no benefit has been or will be given by PKI, to any promoter, or to any partnership, syndicate or other association of which the promoter is or was a member.

13.	PRELIMINARY AND ISSUE EXPENSES [REG 69]

13.1	All the expenses of PKI and MAS in respect of the Voluntary Bid are paid, or payable by, PKI and MAS, respectively.

13.2	The PKI costs are estimated to be ZAR21,664,000, comprised as follows:

13.2.1	Transaction advisory – ZAR7,980,000;

13.2.2	Legal advisory – ZAR11,300,000;

13.2.3	Listing costs – ZAR100,000;

13.2.4	Audit costs – ZAR1,140,000;

13.2.5	Printing and posting costs – ZAR104,000; and

13.2.6	Miscellaneous – ZAR1,040,000.

SECTION 2

DETAILS OF THE VOLUNTARY BID

The definitions and interpretations commencing on page 10 of this Prospectus apply mutatis mutandis to this section 2 headed “Details of the Voluntary Bid”.

1.	PURPOSE OF THE VOLUNTARY BID [REG 70]

The rationale for the Voluntary Bid is set out in paragraph 2.2 on page 31 of the Circular, which is incorporated herein by reference.

2.	TIME AND DATE OF THE OPENING AND OF THE CLOSING OF THE VOLUNTARY BID [REG 71]

MAS Shareholders are referred to the section headed “Important dates and times” on page 9 of this Prospectus, for important dates and times applicable to the Voluntary Bid. These dates and times are subject to and should be read in accordance with the detailed timetable set out in the “Important dates and times” section commencing on page 22 of the Circular.

3.	DETAILS OF THE CONSIDERATION INSTRUMENTS [REG 72]

3.1	Full details of the Voluntary Bid and the Consideration Instruments to be issued in terms thereof to Bid Participants who elect to receive such instruments are set out in paragraph 4 commencing on page 32 of the Circular and in the sections headed “Preferred Share Terms and Conditions” commencing on page 21 of the Programme Memorandum (Listed) and on page 18 of the Programme Memorandum (Unlisted), respectively, which are incorporated herein by reference.

3.2	PKI has not issued any securities in the three years immediately preceding the date of this Prospectus. [reg 72(2)]

3.3	PKI has not issued any securities for a premium in the three years immediately preceding the date of this Prospectus. [reg 72(3)]

4.	MINIMUM SUBSCRIPTION FOR THE CONSIDERATION INSTRUMENTS [REG 73]

The Consideration Instruments that are issued in terms of the Voluntary Bid are issued as consideration for the purchase of the Bid Shares by PKI. Accordingly, subject to the Minimum Acceptance Condition being fulfilled or waived by PKI, no minimum amount for subscription, as contemplated in section 108(2) of the South African Companies Act, read with regulation 73 of the South African Companies Regulations, will apply to the Voluntary Bid. Further, there is no applicable minimum subscription required under the IoM Companies Act or the Constitutional Documents.

SECTION 3

STATEMENTS AND REPORTS RELATING TO PKI

The definitions and interpretations commencing on page 10 of this Prospectus apply mutatis mutandis to this section 3 headed “Statements and reports relating to PKI”.

1.	STATEMENTS AS TO ADEQUACY OF CAPITAL [REG 74]

The PKI Directors are of the opinion that the issued share capital and working capital of PKI will be adequate for the purpose of the business of PKI and any subsidiary of PKI, for at least 12 months after the issue date of this Prospectus.

2.	REPORTS BY DIRECTORS AS TO MATERIAL CHANGES [REG 75]

2.1	As at the date of this Prospectus, and since 30 June 2024, amounts totalling EUR72,260,000 have been contributed by the DJV into PKI as non-stipulated share premiums. In addition, it is intended that PKI will receive a non-stipulated share premium contribution up to the amount of the Maximum Cash Amount (as such term is defined in the Circular) from the DJV for the purposes of funding the Voluntary Bid.

2.2	The PKI Directors report that other than in the ordinary course of business and in terms of this Prospectus (including paragraph 2.1 above) and the implementation of the Voluntary Bid, there has been no material change in the assets or liabilities of PKI between the date of the most recent annual financial statements of PKI, being 30 June 2024, and the issue date of this Prospectus.

3.	STATEMENTS AS TO LISTING ON A STOCK EXCHANGE [REG 76]

Subject to the approval of the SARB, application will be made for the inward listing of the Consideration Instruments on the CTSE. If the SARB Approval is not obtained before the Consideration Instruments Cut-Off Date (as such term is defined in the Circular), the Consideration Instruments will remain unlisted. Further details of the listing of the Consideration Instruments (if applicable) will be announced on SENS in due course (if applicable).

4.	REPORT BY AUDITOR WHERE BUSINESS UNDERTAKING TO BE ACQUIRED [REG 77]

Although PKI will be acquiring additional MAS Shares as a result of the Voluntary Bid, it is not contemplated that any business undertaking will be acquired in connection with the Voluntary Bid.

5.	REPORT BY AUDITOR OF PKI [REG 79]

In terms of regulation 79 of the South African Companies Regulations, PKI’s auditors are required to prepare a report on the profits and losses, dividends and assets and liabilities of PKI in respect of each of the three financial years immediately preceding the date of this Prospectus. In this regard MAS Shareholders are referred to the paragraph titled “Company particulars” as set out in section 1, paragraph 3.6 on page 17 of this Prospectus and Annexure 1 to this Prospectus.

SECTION 4

ADDITIONAL INFORMATION

The definitions and interpretations commencing on page 10 of this Prospectus apply mutatis mutandis to this section 4 headed “Additional information”.

1.	GENERAL DESCRIPTION OF THE PREFERENCE SHARE PROGRAMME

1.1	The Consideration Instruments will consist of Preferred Shares to be issued by PKI. If SARB Approval is obtained by the Consideration Instrument Cut-Off Date, the Consideration Instruments issued to the relevant Bid Participants will be Preferred Shares (Listed) and will be listed on the CTSE. If SARB Approval is not obtained by the Consideration Instrument Cut-Off Date, the Consideration Instruments issued to relevant Bid Participants will be Preferred Shares (Unlisted) and will not be listed on any exchange.

1.2	Preferred Shares (Listed)

1.2.1	The Preferred Shares (Listed) form part of a ZAR20,000,000,000 (“Programme Amount”) Preferred Share Programme (the “Listed Programme”), in terms of which PKI may from time to time issue redeemable Preferred Shares (Listed) on the terms and conditions contained in the Programme Memorandum (Listed) and supplemented, if required, by a pricing supplement based upon the pro forma pricing supplement set out in the Programme Memorandum (Listed) headed “Pro Forma Applicable Pricing Supplement” (“Pro Forma Listed Pricing Supplement”) as it relates to any specific tranche of Preferred Shares (Listed) to be issued under the Listed Programme. The aggregate outstanding amount of all the Preferred Shares (Listed) issued under the Listed Programme from time to time may not exceed the Programme Amount.

1.2.2	A tranche of Preferred Shares (Listed) may be listed on the CTSE or on such other or additional financial exchange(s) as may be determined by PKI, subject to applicable laws. Unlisted Preferred Shares may not be issued under the Listed Programme. The pricing supplement described in paragraph 1.2.1 of this section 4 above will specify on which exchange(s) a tranche of Preferred Shares (Listed) will be listed.

1.2.3	PKI may wish to increase the Programme Amount from time to time and may do so, subject to applicable laws, without the consent of holders of Preferred Shares (Listed), by delivering notice thereof in accordance with the provisions of the Programme Memorandum (Listed).

1.2.4	A summary of the Listed Programme and the terms and conditions of the Preferred Shares (Listed) appears in the section headed “Summary of the Programme” commencing on page 9 of the Programme Memorandum (Listed) and the Pro Forma Listed Pricing Supplement is set out in the section headed “Pro Forma Applicable Pricing Supplement” commencing on page 16 of the Programme Memorandum (Listed), which are incorporated herein by reference.

1.3	Preferred Shares (Unlisted)

1.3.1	If the Consideration Instruments that are to be issued to any Bid Participants are Preferred Shares (Unlisted), they will be issued under a Euro one billion Preferred Share Programme (the “Unlisted Programme”), in terms of which PKI may from time to time issue redeemable Preferred Shares (Unlisted) on the terms and conditions contained in the Programme Memorandum (Unlisted) and supplemented, if required, by a pricing supplement based upon the pro forma pricing supplement set out in the Programme Memorandum (Unlisted) in relation to any specific tranche of Preferred Shares (Unlisted) issued under the Unlisted Programme (the “Pro Forma Unlisted Pricing Supplement”). The aggregate outstanding amount of all the Preferred Shares (Unlisted) issued under the Unlisted Programme from time to time may not exceed Euro one billion (as increased from time to time by PKI on notice in terms of the Programme Memorandum (Unlisted).

1.3.2	A summary of the Unlisted Programme and the terms and conditions of the Preferred Shares (Unlisted) appears in the section headed “Summary of the Programme” commencing on page 8 of the Programme Memorandum (Unlisted) and the Pro Forma Unlisted Pricing Supplement is set out in the section headed “Pro Forma Applicable Pricing Supplement” commencing on page 14 of the Programme Memorandum (Unlisted), which are incorporated herein by reference.

2.	STATUS OF THE PRICING SUPPLEMENT

2.1	In relation to the Preferred Shares (Listed) that are to be issued as Consideration Instruments to relevant Bid Participants (if applicable), the CTSE has approved a draft pricing supplement based upon the Pro Forma Listed Pricing Supplement, which has been provided with the Progamme Memorandum (Listed) for information purposes only and is available on PKI’s website www.primekapital.com/pk-investments.

2.2	Please note that the final pricing supplement in relation to the Preferred Shares (Listed) will be completed and signed by PKI once finally approved by the CTSE.

2.3	In relation to the Preferred Shares (Unlisted) that are to be issued as Consideration Instruments to relevant Bid Participants (if applicable), a final pricing supplement based upon the Pro Forma Unlisted Pricing Supplement will be completed and signed by PKI in due course.

2.4	In each case, the completed and signed pricing supplements will be made available on PKI’s website www.primekapital.com/pk-investments and can be requested via email from PKIcontact@primekapital.com with effect from the date on which the relevant Consideration Instruments will be issued to those Bid Participants who have elected to receive Consideration Instruments as part of their Bid Consideration on the terms set out in the Circular, expected to be, Tuesday, 19 August 2025.

3.	RISK FACTORS

3.1	Full details of the material risk factors considered by PKI are set out in the sections headed “Investor Considerations/ Risk Factors” commencing on page 6 of the information statements included as part of the Programme Memorandum (Listed) and the Programme Memorandum (Unlisted), respectively (the “Information Statements”), which are incorporated herein by reference.

3.2	The table below sets out the heading of each material risk factor considered by PKI as at the date of this Prospectus, together with the relevant page number(s) in the Information Statements:

Information Statements title of risk	Information Statements page number
Material risks relating to the Issuer’s business	6
●	Funding and liquidity
●	Concentration risk
●	Economic and/or political uncertainty

Risks relating to the Preferred Shares	6 to 8
●	Ranking of the Preferred Shares
●	The Preferred Shares may not be a suitable investment for all investors
●	There may not be an active trading market for the Preferred Shares
●	The Preferred Shares may be redeemed prior to maturity
●	Since uncertificated Preferred Shares are held in the CSD, investors will have to rely on their procedures for transfer, payment and communication with the Issuer
●	Credit Rating

Risks related to the structure of a particular issue of Preferred Shares	8 to 9
●	Preferred Shares subject to early redemption at the option of the Issuer
●	Preferred Shares issued at a substantial discount or premium
●	Variable Rate Preferred Shares with a multiplier or other leverage factor
●	Fixed/Floating Rate Preferred Shares

Risks related Preferred Shares generally	9
●	Modification and waivers and substitution
●	Change of law
●	Compliance with sections 49 and 50 of the IoM Companies Act
●	Legal investment considerations may restrict certain investments

4.	MINIMUM CASH ACCEPTANCE CONDITION

The implementation of the Voluntary Bid is subject to the Minimum Cash Acceptance Condition being fulfilled or waived by PKI in its sole discretion.

5.	UNDERTAKINGS BY THE OFFEROR

As a term of the Voluntary Bid, subject to the conditions specified in the Circular, PKI gives irrevocable undertakings in favour of MAS and MAS CEE which are set out in paragraph 3 commencing on page 32 of the Circular, which accompanies this Prospectus.

6.	APPLICATION OF TAKEOVER LAW AND MAS ARTICLES TO THE VOLUNTARY BID

Details regarding the application of takeover law and the MAS Articles to the Voluntary Bid are set out in paragraph 5 commencing on page 34 of the Circular, which accompanies this Prospectus.

7.	EXCHANGE CONTROL

In relation to the Voluntary Bid (including the settlement of the Bid Consideration), a general description as to the relevant exchange control laws of South Africa is set out in paragraph 6 commencing on page 35 of the Circular which accompanies this Prospectus. The exchange control considerations in relation to the Preferred Shares is set in the section headed “Exchange Control ” commencing on page 51 of the Programme Memorandum (Listed), and the section headed “Exchange Control ” commencing on page 46 of the Programme Memorandum (Unlisted), as the case may be, each of which accompanies this Prospectus.

8.	TAXATION

In relation to the Voluntary Bid (including the subscription of Consideration Instruments), a general description as to the relevant tax laws of South African and the Isle of Man is set out in the section headed “Taxation” commencing on page 46 of the Programme Memorandum (Listed) and page 42 of the Programme Memorandum (Unlisted), each of which accompanies this Prospectus.

9.	CONSENTS [SECTION 102]

To the extent required, each of the advisors named in the section headed “Corporate information and advisors” on page I of this Prospectus have consented in writing to act in the capacities stated and to their names appearing in this Prospectus and have not withdrawn their consent prior to the publication of this Prospectus.

10.	DOCUMENTS AVAILABLE FOR INSPECTION [REG 53]

The following documents, or copies thereof, will be available for inspection during normal business hours at the registered offices of PKI and at the address of the Transaction Sponsor, the details of which are set out in the section headed “Corporate information and advisors” on page I of this Prospectus, from the date of issue of this Prospectus until the Closing Date, both days inclusive, or can be requested via email from PKIcontact@primekapital.com:

10.1	a signed copy of this Prospectus;

10.2	the Circular;

10.3	the Programme Memoranda;

10.4	PKI’s Constitutional Documents;

10.5	the written consents detailed in paragraph 9 of this section 4 above; and

10.6	the relevant power of attorney documents, or resolutions authorising the signing of this Prospectus.

11.	DOCUMENTS/INFORMATION REFERRED TO

The following additional information has been referred to in this Prospectus and is available for viewing as set out in the table below:

Description	Available on
Circular	www.primekapital.com/pk-investments
Programme Memoranda	www.primekapital.com/pk-investments
Information Statements	www.primekapital.com/pk-investments
PKI’s Financial Statements	www.primekapital.com/pk-investments
PKI’s independent reviewed interim financial statements for the period ended 31 March 2025	www.primekapital.com/pk-investments
Annual reports for MAS for 2022, 2023 and 2024	https://masrei.com/investors/financials
Audited condensed consolidated financial results of the MAS group for the financial years ending 30 June 2022, 2023 and 2024	https://masrei.com/investors/financials
Separate financial statements of MAS for the years ended 30 June 2022, 2023 and 2024	https://masrei.com/investors/financials
Condensed consolidated interim financial results of the MAS group for the six months ended 31 December 2024	https://masrei.com/investors/financials
Reviewed condensed consolidated interim financial results of the MAS group for the six months ended 31 December 2024	https://masrei.com/investors/financials
Overview of MAS’s corporate governance framework	https://masrei.com/governance/framework
King Code application register for MAS	https://masrei.com/governance/documents

SECTION 5

INAPPLICABLE OR IMMATERIAL MATTERS

The definitions and interpretations commencing on page 10 of this Prospectus apply mutatis mutandis to this section 5 headed “Inapplicable or immaterial matters”.

For purposes of this Prospectus, the following provisions of the South African Companies Regulations are not applicable:

Regulation number	Regulation heading
54(2)	Acquisition of business undertaking or property
55	Specific matters to be addressed for a limited offer
59(2)(a)	History, state of affairs and prospects of the company in a prospectus contemplated in regulation 55
64(2)(c)	Interest of directors and promoters
77	Report by auditor where business undertaking to be acquired
78	Report by auditor where company will acquire a subsidiary
80	Requirements for prospects of mining company

By order of the PKI Board [reg 52]

4 August 2025

Signed at Douglas, Isle of Man on behalf of all of the PKI Directors in terms of powers of attorney granted by them.

Monika Zoradova

PKI Director

Timothy Mark Callister

PKI Director

ANNEXURE 1

REGULATION 79 AND INDEPENDENT AUDITORS REPORT

The Directors

PK Investments Limited

Part of the Second Floor

Exchange House

54-62 Athol Street

Douglas

Isle of Man

IM1 1JD

28 July 2025

Dear Ladies and Gentlemen

Report of factual findings in terms of Regulation 79 of the Companies Act, No. 71 of 2008, (“Companies Act”), on the financial information for the years ended 30 June 2024, 30 June 2023 and 30 June 2022 included in the prospectus of PK Investments Limited (“Prospectus”)

PricewaterhouseCoopers LLC are the appointed auditors of PK Investments Limited (the “Company”).

Purpose of this Report of Factual Findings

This report is produced in accordance with the terms of our agreement dated 11 July 2025. The procedures were performed solely to assist the directors of the Company in connection with and for the purpose of assisting in the company’s compliance with Regulation 79 of the Companies Act of South Africa and may not be suitable for another purpose.

PricewaterhouseCoopers LLC, Sixty Circular Road, Douglas, Isle of Man, IM1 1SA
+44 (01624) 689689

www.pwc.com/im	PricewaterhouseCoopers LLC is an Isle of Man limited liability company with incorporation number 00934L and principal place of business at the above address. A list of members’ names is available to view on our website www.pwc.com/im/members. PwC refers to the Isle of Man member firm, and may sometimes refer to the PwC network. Each member firm is a separate legal entity. Please see www.pwc.com/stucture for further details.

Regulation 79 Financial Information

Regulation 79 of the Companies Act requires us to report on the following financial information for the years ended 30 June 2024, 30 June 2023 and 30 June 2022, which is included in the Prospectus:

●	the profits or losses of the Company;

●	the assets and liabilities of the Company as at the end of those financial periods; and

●	the dividends paid by the Company in respect of each class of securities for those financial periods, including particulars of each class of share on which dividends were paid and cases where no dividends were paid in respect of a particular class of shares,

(collectively the “Regulation 79 Financial Information”).

The Regulation 79 Financial Information has been extracted from the separate financial statements of the Company for the years to 30 June 2024, 30 June 2023 and 30 June 2022 (“Financial Statements”), prepared in accordance with IFRS Accounting Standards (“IFRS”), which are incorporated by reference in the Prospectus and available on the Company’s website at the following weblink www.primekapital.com/pk-investments.

Your Responsibilities

The directors of the Company are responsible for the Financial Statements and for the creation and maintenance of all accounting and other records supporting their contents. The Company’s directors are also responsible for identifying and ensuring that the Company complies with Regulation 79 of the Companies Act.

You are responsible for determining that the scope of the services is sufficient for your purposes and have confirmed that the procedures described herein are appropriate for the purpose for which the services were engaged.

Our Responsibilities

We have performed the procedures agreed with you and listed below on the Regulation 79 Financial Information. Our work was performed in accordance with the International Standard on Related Services (ISRS) 4400 (Revised) ‘Agreed-Upon Procedures Engagements’.

We have complied with the ethical requirements of the International Code of Ethics for Professional Accountants (including International Independence Standards) issued by the International Ethics Standards Board for Accountants, which obliges us to perform the services with objectivity. For the purpose of this engagement, there are no independence requirements with which we are required to comply.

An agreed-upon procedures engagement involves performing the procedures that have been agreed with you, and reporting the findings, which are the factual results of the agreed-upon procedures performed. We make no representation regarding the appropriateness of the agreed-upon procedures.

We have applied International Standard on Quality Management 1 ‘Quality Management for Firms that Perform Audits or Reviews of Financial Statements, or Other Assurance or Related Services Engagements’ and, accordingly, we maintain a comprehensive system of quality management including documented policies and procedures regarding compliance with ethical requirements, professional standards and applicable legal and regulatory requirements.

Procedures and Findings

We performed the following procedures:

1.	Agreed the profit/loss before tax and the profit/loss after tax of the Company for the years ended 30 June 2024, 30 June 2023 and 30 June 2022 in the Regulation 79 Financial Information, to the Financial Statements;

2.	Agreed the asset and liability balances of the Company as at 30 June 2024, 30 June 2023 and 30 June 2022 in the Regulation 79 Financial Information, to the Financial Statements;

3.	Agreed the fact that no dividends were paid for the years ended 30 June 2024, 30 June 2023 and 30 June 2022 in the Regulation 79 Financial Information, to the statement of cash flows included in the Financial Statements;

4.	Where any subsidiaries have incurred losses, document the details of the subsidiaries and amount of the losses incurred and the manner in which provision was made for those losses;

5.	Inspected the latest management accounts of the Company following the date of the latest audited financial statements for the year ended 30 June 2024 and compare the categories of assets and liabilities to the audited financial statements for the year ended 30 June 2024 in order to identify any material change (being any movement in excess of 10%) and document the details of the assets and liabilities in excess of 10%;

6.	Inspected the minutes of meetings of the board of directors of the Company since the date of the last audited financial statements for the year ended 30 June 2024, and up to the date of this report, to identify any matters relating to material changes in assets or liabilities, e.g. the sale or purchase of a significant asset, and document any material changes (being any movement in excess of 10%) identified; and

7.	Obtained a letter of representation from management of the Company confirming that there have been no material changes (being any movement in excess of 10%) in the assets and liabilities of the Company from the date of the last audited financial statements for the year ended 30 June 2024.

Based on the above procedures we found:

1.	With respect to Regulation 79(1)(a) (and based on procedure 1 above), the profit/loss before tax and the profit/loss after tax of the Company for the years ended 30 June 2024, 30 June 2023 and 30 June 2022 in the Regulation 79 Financial Information agrees with the profit/loss before tax and the profit/loss after tax in the statements of profit or loss and other comprehensive income for the years to 30 June 2024, 30 June 2023 and 30 June 2022 included in the Financial Statements;

2.	With respect to Regulation 79(1)(a) (and based on procedure 2 above), the assets and liabilities of the Company as at 30 June 2024, 30 June 2023 and 30 June 2022 in the Regulation 79 Financial Information agrees with the statements of financial position on 30 June 2024, 30 June 2023 and 30 June 2022 included in the Financial Statements;

3.	With respect to Regulation 79(1)(b) (and based on procedure 3 above), we agreed the fact that no dividends were paid for the years ended 30 June 2024, 30 June 2023 and 30 June 2022 in the Regulation 79 Financial Information, to the statement of cash flows for the years to 30 June 2024, 30 June 2023 and 30 June 2022 included in the Financial Statements;

4.	With respect to procedure 4 above, this procedure is not applicable as the Company did not have any subsidiaries other than a dormant subsidiary incorporated subsequent to the year ended 30 June 2024;

5.	With respect to Regulation 79(4)(v) (and based on procedure 5 above), set out below are the material changes in the assets and liabilities between the 31 March 2025 management accounts and the last audited historical financial information:

●	Per the 31 March 2025 management accounts the financial investments of the Company is €nil as compared to €111,322,091 per the historical financial information at 30 June 2024;

●	Per the 31 March 2025 management accounts the Company’s investment in equity-

accounted investee is €254,141,723 as compared to €nil per the historical financial information at 30 June 2024;

●	Per the 31 March 2025 management accounts the cash and cash equivalents of the Company is €2,058,574 as compared to €4,349,870 per the historical financial information at 30 June 2024;

●	Per the 31 March 2025 management accounts the Company’s intercompany loans payable is €nil as compared to €6,535,727 per the historical financial information at 30 June 2024;

●	Per the 31 March 2025 management accounts the share premium of the Company is €66,860,000 as compared to €56,400,000 per the historical financial information at 30 June 2024;

6.	Furthermore, following procedure 6 above, we did not identify any material changes in assets or liabilities from inspecting the minutes of meetings of the board of directors of the Company since the date of the last audited financial statements for the year ended 30 June 2024 other than as follows:

●	Effective various dates between 10 September 2024 and 10 October 2024, the Company received additional cash contributions amounting to €10,460,000 from its sole shareholder as non-stipulated increases in share premium.

●	Effective 1 April 2025, the Company received a non-stipulated share premium contribution of €10,000,000 from its sole shareholder.

●	The Company increased its ownership of MAS shares over the period, with the minutes dated 25 April 2025 referring to the Company holding 153,498,569 shares at that date, representing 21.83% of the total issued share capital in MAS (excluding treasury shares).

●	On 13 June 2025, the Company received a non-stipulated share premium contribution of €51,791,325 from its sole shareholder. The contribution receivable was off set against the outstanding payable balance totaling €51,791,325 to PKM Development Ltd.

7.	With respect to procedure 7 above, we obtained a letter of representation from management of the Company confirming that there have been no material changes (being any movement in excess of 10%) in the assets and liabilities of the Company from the date of the last audited historical financial statements for the year ended 30 June 2024, except for the items notes in items 5 and 6 above.

With respect to Regulation 79(4)(a), we completed our audits of the Financial Statements, prepared in accordance with IFRS, on which we issued unmodified opinions on 16 July 2025. Our audits were performed in accordance with International Standards on Auditing.

With respect to Regulation 79(4)(b)(i-iv), in terms of ISRS 4400 we can only provide a report of factual findings and the user is required to draw their own conclusions based on the factual findings of the procedures performed. Although we cannot perform procedures to support the statement required by Regulation 79(4)(b)(i-iv) in terms of ISRS 4400 due to the nature of the balances and the degree of judgement involved in reporting these requirements, based on the results of work performed during our audit of the Financial Statements, we did not identify any material misstatements with regard to:

●	debtor and creditor balances including any material amounts that were not trade accounts other than already disclosed in the Financial Statements,

●	the adequacy of the provision for doubtful debts,

●	the adequacy of provisions for inventory obsolescence (the Company did not hold any inventory and as such there was no provision for inventory obsolescence),

●	the elimination of intercompany profits (there were no intercompany profits within PK Investments Limited and therefore no elimination in the Financial Statements).

Our procedures, as stated in our agreement, did not constitute an audit or assurance engagement made in accordance with generally accepted auditing or assurance standards, the objective of which would be the expression of assurance on the contents of the Regulation 79 Financial Information presented in the Prospectus. We do not express such assurance.

We draw attention to paragraph 3.6 of Section 1 of the Prospectus, which refers to financial information included on the Company’s website. At the date of our report, the links included in paragraph 3.6 of Section 1 of the Prospectus and our report are accurate. We have no responsibility for the accuracy of the links and content beyond the date of our report.

Had we performed additional procedures, or had we performed an audit or assurance engagement on the Regulation 79 Financial Information, other matters might have come to our attention that we would have reported to you. This report relates only to the agreed upon procedures in respect of the Regulation 79 Financial Information and does not extend to any financial statements of the Company taken as a whole.

Our obligations in respect of this report are entirely separate from, and our responsibility and liability is in no way changed by, any other role we may have (or may have had) as auditors of the Company or otherwise. Nothing in this report, nor anything said or done in the course of or in connection with the services, will extend any duty of care we may have in our capacity as auditors of any financial statements of the Company.

This report is solely for your use in connection with the purpose specified above and as set out in our agreement. No part of this report is to be copied or distributed to any other party except as permitted under the terms of our agreement. We do not accept any liability or responsibility to any third party.

Copies of our report may be made available to your professional advisers provided that it is clearly understood by the recipients that they enjoy such receipt for information only and that we accept no duty of care to them in respect of our reports and letters. Furthermore, the reports and letters are to be used by them only for the purposes stated herein. The report must not be made available or copied in whole or in part to any other party without our prior written consent, which consent may be given or withheld at our absolute discretion. This limitation will obviously not apply to the provision of this report in compliance with any order of court, subpoena or other judicially enforceable directive or to inclusion of the report in the Prospectus to be issued on or about 29 July 2025, to which we consent.

Yours faithfully

PricewaterhouseCoopers LLC

Chartered Accountants

Douglas, Isle of Man

Date: 28 July 2025